Exhibit 99.1

NOT FOR IMMEDIATE RELEASE	Contact:	Kate Dreyer comScore, Inc. (571) 306-6447 press@comscore.com

comScore Adopts Tax Asset Protection Rights Agreement for Stockholder Approval at its 2017 Annual Meeting of Stockholders

RESTON, Va., Feb. 8, 2017 – comScore (OTC: SCOR) today announced that its Board of Directors has adopted and entered into a Tax Asset Protection Rights Agreement, dated February 8, 2017 (the “Plan”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, designed to preserve the Company’s ability to utilize without limitation its net operating loss (“NOL”) carryforwards and other significant tax attributes to offset future taxable income. The Plan contains a provision requiring an independent committee of the Board of Directors to review annually whether maintaining the Plan continues to be in the best interests of the stockholders. The Company intends to seek stockholder approval of the Plan, as well as stockholder approval of an amendment to the Company’s certificate of incorporation that would implement stock transfer restrictions, at its 2017 Annual Meeting of Stockholders.

Management estimates that the Company has approximately $290 million in NOL carryforwards as of December 31, 2016. The NOL carryforwards will expire at various times from 2022 to 2035. The Company’s ability to utilize its tax benefits to offset future taxable income may be significantly limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” will occur when the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) has increased by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years.

The Plan, which is similar to tax benefit protection plans adopted by other public companies, is designed to preserve the Company’s tax benefits by deterring transfers of the Company’s common stock that could result in an “ownership change.” In connection with the Plan, the Company’s Board of Directors has declared a dividend to Company stockholders of record as of the close of business on February 18, 2017 (the “Record Date”), for each outstanding share of the Company’s common stock, of one right (a “Right”) to purchase one one-hundredth of a share of the Company’s preferred stock. Pursuant to the Plan, if any person or group acquires 4.99% or more of the outstanding shares of the Company’s common stock, or if a person or group that already owns 4.99% or more of the Company’s common stock acquires additional shares of the Company’s common stock, then, subject to certain exceptions, there would be a triggering event under the Plan. The Rights would then become exercisable and entitle stockholders (other than the acquiring person or group) to purchase additional shares of the Company at a significant discount and result in significant dilution in the economic interest and voting power of the acquiring person or group. The issuance of the Rights will not affect the Company’s reported earnings per share and is not taxable to the Company or its stockholders. The Company may pursue other ways to preserve its substantial tax assets in addition to its adoption of the Plan.

In its discretion, the Board of Directors may exempt certain transactions from the provisions of the Plan, including if it determines that the transaction will not jeopardize the NOLs or other tax benefits, or the transaction will otherwise serve the Company’s best interests. The Plan is not intended to be an anti-takeover measure or to deter offers that are fair and otherwise in the best interests of the Company’s stockholders, but is instead intended to preserve the value, for the Company and all its stockholders, of the NOLs and other tax assets without being subject to the limitations that could result from certain changes in ownership of the Company. The Plan and the rights issued under the Plan will expire on February 7, 2020, or on an earlier date if certain events occur, as described more fully in the Plan.

As previously noted, the Plan is designed to discourage, but does not prevent, an “ownership change.” Therefore, in order to more effectively protect the Company’s tax benefits for long-term stockholder value, the Company also intends to seek stockholder approval of an amendment to its certificate of incorporation that would implement transfer restrictions. Similar to the Plan, if adopted, such transfer restrictions would expire on February 7, 2020, or on an earlier date upon certain determinations by the Board of Directors.

Additional information regarding the Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

About comScore

comScore, Inc. (OTC:SCOR) is a leading cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the difficulty of determining all of the facts relative to Section 382 of the Code, unreported buying and selling activity by stockholders and unanticipated interpretations of the Code and regulations, as well as those risk factors contained in comScore’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site ( http://www.sec.gov ).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

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